                                  Exhibit 11

             ALLEGIANT PHYSICIAN SERVICES, INC. AND SUBSIDIARIES
              Computation of Earnings Per Share of Common Stock
             For The Years Ended December 31, 1995, 1994 and 1993

- --------------------------------------------------------------------------------
(000s omitted except for per share data)

                                               Year ended December 31,
                                          ---------------------------------
                                             1995        1994        1993
                                          ---------- ----------- ----------
Weighted average number of common
  shares outstanding                        13,727      10,572      8,759
                                          ==========  ========== ==========

Number of common and common equivalent
  shares outstanding                        13,727      10,572      8,759
                                          ==========  ========== ==========

Net earnings (loss) for primary and fully
  diluted earnings per share:
      Continuing Operations                ($8,518)     $1,124    ($7,128)
      Discontinued Operations              (10,611)    (11,571)   (24,117)
                                          ----------  ---------- ----------
        Net income (loss)                 ($19,129)   ($10,447)  ($31,245)
                                          ==========  ========== ==========

Earnings (loss) per share:
      Continuing Operations                 ($0.62)      $0.11     ($0.81)
      Discontinued Operations                (0.77)      (1.10)     (2.76)
                                          ----------  ---------- ----------
        Net income (loss)                   ($1.39)     ($0.99)    ($3.57)
                                          ==========  ========== ==========
